Exhibit 99.1

STAAR Surgical Reports Third Quarter 2026 Results

Net Sales of $83.4 Million in the Third Quarter

Net Income of $5.6 Million, with GAAP EPS of $0.11

Adjusted EBITDA[1]of $14.4 Million, or $0.28 per Diluted Share

Record Revenue of $270.5 Million in the First Three Quarters

Net Income of $18.8 Million, or $0.37 per Diluted Share, in the First Three Quarters

Adjusted EBITDA[1] of $58.8 Million, or $1.14 per Diluted Share, in the First Three Quarters

LAKE FOREST, Calif.--(BUSINESS WIRE)--STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ: STAA), the global leader in phakic IOLs with the EVO™ family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today reported results for the third quarter ended October 2, 2026. The Company will host an earnings call and webcast today at 5:30 PM Eastern Time.

Third Quarter and Year-to-Date 2026 Highlights Include:

•
Net sales down 12% Y/Y; up 21% excluding a 33-percentage point ($25.9 million) impact from previously deferred China sales recognized in the third quarter of 2025
•
China sales of $39.3 million, down 30% Y/Y; up 31% excluding a 61-percentage point impact from the deferred China sales
•
EMEA sales up 31% Y/Y; up 51% excluding the Middle East
•
Americas sales up 14% Y/Y, driven by U.S. sales of $6.5 million, the third consecutive quarter of U.S. sales exceeding $6 million
•
Completed transition of all ICL manufacturing for the Chinese market to Switzerland, reducing U.S.-China tariff exposure
•
Cash, cash equivalents, and investments of $206.4 million, compared to $181.5 million at the end of the second quarter 2026
•
Key senior leadership hires, brought expertise across technology, product innovation, commercial execution, and business development
•
Published global market report showing ongoing structural shift from laser-based to lens-based vision correction in multiple markets

Exhibit 99.1

•
Initiating clinical trial process for next generation presbyopia technologies, with first-in-human clinical trials expected in the next few months
•
Board authorized $50 million share repurchase program, reflecting its confidence in the business and belief that STAAR’s shares are undervalued

Fellow Shareholders,

During the quarter, we advanced our commercial, operational, and product development priorities. I am grateful for the opportunity to reflect on what we have accomplished and discuss what is to come.

Earlier this year, we set three goals: Revenue Growth, Profit Expansion, and Innovation Acceleration. Through the first nine months, we progressed against all three. We delivered record revenue for the first nine months of 2026, achieved strong profitability, and laid the groundwork to expand our product offerings. Our strong free cash flow and cash position give us the flexibility to invest in innovation and growth while maintaining a debt-free balance sheet. This financial strength also enabled us to establish a $50 million share buyback program in September, reflecting the Board’s confidence in STAAR’s long-term prospects and its belief that the current share price does not reflect the Company’s intrinsic value.

As we look ahead, our results give us the confidence to raise our ambitions. EVO ICL redefined the refractive landscape and is leading a market shift from laser to lens. Now we are applying even greater rigor to how we manufacture, how we go to market, and how we operate, across three strategic focus areas.

Advance the Future of Vision, enabled by Product Innovation: Investing in R&D, clinical proof, and regulatory progress to expand beyond our core offering and bring meaningful new products to patients.

Grow Adoption, enabled by Commercial Innovation: Expanding ICL adoption worldwide through partnerships, surgeon and patient education, practice enablement, and focused commercial execution.

Deliver with Excellence, enabled by Operational Innovation: Supporting profitable growth through advancements in manufacturing and supply chain management.

Our ability to execute rests on our mission-driven team, our commitment to quality, and a disciplined, returns-focused approach to capital allocation.

Advancing the Future of Vision with Product Innovation

Exhibit 99.1

STAAR’s lens-based vision correction leadership is built on the differentiated capabilities of EVO ICL and our proprietary Collamer® technology. As the global leader in phakic IOLs and the manufacturer of the most clinically studied phakic IOL, with more than 30 years of clinical evidence, over 100,000 eyes studied, and 4+ million lenses distributed worldwide, STAAR has set the standard in cornea-preserving vision correction. With this strong foundation, we are focused on targeted research and development investments, clinical evidence generation, and regulatory advancement to launch new products and expand beyond our core offering.

Leading that effort is Ben Park, Ph.D., our recently appointed Chief Technology Officer, who is guiding our R&D team as they advance next-generation ophthalmic vision correction technologies across a variety of therapeutic areas.

We are approaching an important milestone in expanding our product offering. We have begun the clinical trial process for our next-generation presbyopia technologies, with first-in-human clinical trials for two products expected to begin patient enrollment in the next few months, subject to receipt of the remaining required regulatory authorizations.[2] These studies represent a tangible step from pipeline to patient, and as our programs advance, we expect to give shareholders greater visibility into their potential to expand our market opportunity and drive long-term growth.

On the regulatory front, we are expanding EVO’s reach and commercial potential. Recent label expansions raised the U.S. eligibility age to 60, adding approximately eight million potentially eligible patients, and lowered the minimum prescription in Brazil to −0.5 diopters, adding an estimated 26 million potential patients. As our label harmonization efforts continue to broaden access, our commercial priority is to convert expanded eligibility into adoption.

Growing Adoption with Commercial Innovation

We are focused on growing global ICL adoption to capitalize on the market opportunity that we outlined in our September report entitled The Future of Refractive Surgery (FoRS Report).

The FoRS report confirmed what we have seen in our own results: the refractive market is shifting, and EVO ICL is driving that shift. Our job now is to accelerate the shift. We are making changes to how we operate commercially, sharpening our global model, strengthening local execution, and removing the barriers that slow surgeons and patients from choosing EVO.

Exhibit 99.1

To lead that effort, in September we announced the appointment of David Bailey as Chief Commercial Officer, who has returned to STAAR having previously served as CEO. David built much of what STAAR's commercial engine is today, and he returns with a clear mandate to move surgeons from confidence to conviction. That means better education, stronger evidence programs, smarter use of data, and more targeted patient awareness, market by market, surgeon by surgeon. We also recently named Andrew Pilon, O.D. as Vice President of Business Development, reporting directly to me. Andrew is focused on expanding strategic partnerships and identifying new opportunities to broaden our global market footprint.

Across our markets, including China, EVO unit growth is outpacing the broader refractive market, and we are taking share. Surgeons and patients are increasingly asking about lens-based correction over laser, and we intend to make sure EVO ICL is their first and only solution.

Delivering with Excellence with Operational Innovation

We are focused on achieving advancements in manufacturing and supply chain management to support continued profit expansion.

In the third quarter, we completed the operational transition to allow for all China-bound ICLs to be manufactured in Switzerland, an initiative designed to improve gross margin by reducing U.S.-China tariff-exposure while strengthening supply chain resilience. Our ability to scale Swiss production was further enhanced by recently receiving DEKRA certification of a second clean room at our Nidau facility.

Additional efforts underway include targeted initiatives to improve manufacturing yields and expand capacity while maintaining the rigorous quality standards required to produce Collamer. We are expanding machining capacity at our Monrovia facility and evaluating automation opportunities throughout our operations. We estimate that each percentage point improvement in manufacturing yield could generate approximately $750,000 to $1 million in annual incremental gross profit.

This year, we implemented a new enterprise resource planning (ERP) system, and we ramped up production to support the launch of EVO+ in China, where demand was stronger than anticipated. In addition, we are strengthening our supply chain planning and inventory management capabilities.

Over the past four quarters, we made steady progress in reducing distributor inventory in China, which ended the third quarter below our six-month target. Inventory decreased

Exhibit 99.1

while in-market volume grew, which tells us demand is outpacing current supply. We are adjusting manufacturing capacity to close that gap. With the channel in balance, we believe company shipments will more closely reflect the growth in underlying demand.

China: Continued Growth in Our Largest Market

What we see in China, our largest market, reinforces what we see globally. EVO ICL is gaining share, and the shift from laser to lens-based correction is accelerating.

Through the first nine months of 2026, unit volume shipments by our distributors in China grew 12.4%, a meaningful step up from the mid-single-digit growth in 2025. Year-over-year growth so far in 2026 has come from share gains, with in-market volume again outpacing the broader Chinese refractive market. Because of the mix shift to EVO+ and a higher percentage of toric lenses, the average selling price by our distributors of our lenses in China has risen substantially.

China sales grew 31% year over year excluding $25.9 million of previously deferred sales recognized in the third quarter of 2025. The deferred China sales related to an order placed and shipped in 2024. It was recognized in the third quarter of 2025 with no corresponding cost of sales, increasing sales and gross profit margin in the prior-year period and affecting year-over-year comparability.

Growth in China sales was led by performance in public hospitals. We are encouraged that hundreds of mid-tier hospitals have begun to close the gap with our largest and longest-established centers, which continue to set the benchmark for ICL productivity. In fact, most of our incremental volume increases came from rising procedures per hospital in the mid-tier category. These hospitals still perform a fraction of the procedures our leading centers do, so we are early in this effort with considerable opportunities to increase volumes. We also saw lower-diopter procedures grow faster than higher-diopter procedures, an encouraging signal for our strategy to move EVO ICL down the diopter curve, where the addressable patient population is substantially larger.

The increasing adoption of EVO+ and toric relative to EVO and spherical and the outperformance of public hospital channels are still in their early phases but are creating tailwinds that we believe will allow us to realize materially higher average selling prices with further opportunity to increase the mix of EVO+ in China. Because we were not yet fully able to meet lens demand during the third quarter, all of our sales increase in China during the quarter was attributable to increased average selling prices.

Exhibit 99.1

We remain focused on the underlying drivers of our significant opportunity in China: increasing adoption of EVO+, expanding the reach of lens-based vision correction, supporting surgeon training, deepening our relationships with key hospital systems, and improving patient education and awareness. We recently elevated Ying Chen to President of STAAR Surgical China, strengthening our leadership in our largest market and reinforcing our focus on execution. We will continue to grow and develop our organization in China to expand our capabilities and support long-term growth.

Other Regional Highlights

Outside China, APAC net sales increased 4% year-over-year, with growth in India, Taiwan, and other APAC markets, partially offset by declines in Japan, primarily due to currency headwinds, and South Korea, due to overall market weakness. We remain focused on supporting surgeons and patients through commercial investment tailored to local market needs, product availability, and patient-awareness activities. Earlier this week, Pascal Aeschlimann was appointed Vice President of Asia Pacific. During his earlier tenure with STAAR, Pascal spearheaded our expansion across Asia and the Middle East, and his expertise will be vital as we capture the significant opportunity across APAC.

EMEA net sales increased 31% year-over-year, or 51% excluding the Middle East. We saw strong double-digit growth in Spain, Germany, the UK, and distributor operations. EMEA’s strong growth benefited from improved conditions and a much smaller decline in revenue in the Middle East compared with the first half. Our commercial efforts have supported this growth by expanding surgeon engagement and strengthening customer relationships. User meetings in France and Poland have broadened our reach among surgeons and provided opportunities to share our clinical evidence, while agreements with key partners in Spain and Germany have deepened important customer relationships.

In the Americas, net sales increased 14% year-over-year, led by $6.5 million in U.S. sales, our third consecutive quarter exceeding $6 million. Data provided by the Refractive Surgery Council suggests that in 2026, laser vision correction procedures have declined 5.8% vs. 2025. Our consumer research reinforces that many patients want freedom from glasses and contacts, and that they value choice, reversibility, confidence, and understanding their treatment options.

This opportunity is reflected in our business performance and treatment patterns in the U.S. Alongside continued adoption among patients with high myopia, we have seen three consecutive quarters of significant growth among patients with less severe myopia, broadening EVO adoption across a wider range of refractive errors. Our focus in the U.S. market is on helping practices translate patient interest into treatment, creating additional

Exhibit 99.1

revenue opportunities, and making use of their existing infrastructure to service the growth in demand.

Looking Ahead

Building on record net sales achieved through the first three quarters of 2026, our momentum positions us well to deliver strong full-year results. I am proud of the progress that our team has made and confident in the direction of our business.

The ongoing shift from lasers to lenses, EVO+ adoption in China, and opportunities across our global markets give us confidence in continued profitable growth. At the same time, we are investing in an innovation pipeline designed to expand our opportunities and accelerate growth in the years ahead. Our teams remain focused and unified in the effort to unlock the long-term value of our business by converting our efforts and investments into results. We will measure our progress through both financial performance and demonstrable execution against our strategic priorities.

We look forward to sharing our progress with you as we continue to build sustainable long-term value for our shareholders.

Thank you for your continued support and your belief in STAAR.

Sincerely,

Warren Foust

President and Chief Executive Officer

Third Quarter 2026 Financial Results

STAAR delivered third-quarter net sales of $83.4 million, a 12% decrease from $94.7 million in the same period last year. The prior-year quarter included $25.9 million of previously deferred China sales related to an order placed and shipped in 2024 for which revenue recognition was delayed until the third quarter of 2025 in accordance with GAAP. Excluding those sales, prior-year net sales were $68.8 million, and third-quarter 2026 net sales increased 21% against that base.

“Our record nine-month performance keeps us firmly on track to deliver strong full-year GAAP net income with free cash flow and a debt-free balance sheet,” said Deborah Andrews, Executive Vice President and Chief Financial Officer. “Temporary gross margin

Exhibit 99.1

pressures are expected to abate beginning in the fourth quarter, while China seasonality should moderate revenue and earnings, but not free cash flow.”

China net sales in the third quarter were $39.3 million, compared with $55.8 million in the prior-year quarter, which included $25.9 million of deferred sales. Excluding the deferred sales, net sales in China grew 31% in the third quarter compared with $29.9 million in the prior-year quarter.

Excluding China, net sales were $44.1 million, an increase of 13% as compared to $38.9 million in the prior-year quarter. Growth outside China reflected increased sales in India, Taiwan, and other APAC markets, along with double-digit percentage growth in the Americas and EMEA. Within APAC, those increases were partially offset by year-over-year declines in Japan, primarily due to currency, and South Korea, due to overall market weakness. In the EMEA region, net sales increased 31% compared with the prior-year quarter, despite ongoing turmoil in the Middle East. Excluding the Middle East, EMEA achieved a 51% increase in net sales during the quarter.

Gross profit margin for the third quarter of 2026 was 70.9% of total net sales, compared to 82.2% in the prior-year quarter. The prior-year quarter included $25.9 million of deferred China revenue recognized with no corresponding cost of sales, resulting in a 100% gross margin on that revenue. This increased third-quarter 2025 gross profit margin by 6.7 percentage points. Excluding that revenue and its associated gross profit, prior-year gross profit margin would have been 75.5%.

Gross profit margin in the third quarter of 2026 also was negatively impacted by several temporary factors, including higher manufacturing costs due to low production volumes in the second quarter of 2026 resulting from the implementation of the Company’s new ERP system, higher freight costs, tariffs on U.S. goods produced for China, and an increase in inventory provisions from expiring inventory.

By the end of the third quarter, manufacturing of all ICLs destined for China had been transitioned to our Swiss facility, which is expected to reduce exposure to tariffs imposed on the U.S.-origin products entering China going forward. U.S. product in inventory and sold to China will continue to be subject to tariffs.

Unit costs will likely stay elevated for the rest of the year as STAAR sells through inventory produced in the second quarter of 2026. However, lower tariffs and smaller inventory provisions are also expected to lift fourth-quarter 2026 gross margins above third-quarter levels. With both production facilities now running at full capacity, unit costs are expected to improve further in 2027.

Exhibit 99.1

Total operating expenses for the third quarter of 2026 were $53.7 million, compared to $59.4 million in the prior-year quarter. Excluding restructuring and merger-related costs of $6.0 million in the prior-year quarter, operating expenses were flat compared to the prior-year quarter. STAAR remains on track to hit the $225 million operating expense target set at the start of the year.

General and administrative expenses were $18.9 million, compared with $20.8 million in the prior-year quarter. The decrease reflects a decrease in variable compensation, partially offset by an increase in depreciation expense related to the Company’s new ERP system.

Selling and marketing expenses were $24.3 million, up from $23.5 million in the prior-year quarter. The increase in selling and marketing expenses was due to an increase in consulting and depreciation expenses related to the new ERP system and an increase in advertising and promotional activities, partially offset by a decrease in variable compensation.

Research and development expenses were $10.5 million, up from $9.2 million in the prior-year quarter, primarily reflecting increases in salary-related expenses, expenses related to the new ERP system, and increased professional fees.

Operating income for the third quarter of 2026 was $5.5 million compared to $18.5 million in the prior-year quarter. Prior-year operating income included $25.9 million of gross profit from the recognition of deferred China revenue.

Net income for the third quarter of 2026 was $5.6 million, or $0.11 per diluted share, down from $8.9 million, or $0.18 per diluted share, for the prior-year quarter. Recognition of the deferred China revenue increased prior-year net income by $15.2 million after tax. Excluding that after-tax impact, the prior-year net loss would have been $6.3 million, or $0.13 per diluted share.

Adjusted EBITDA1 for the third quarter of 2026 was $14.4 million, or $0.28 per diluted share, down from Adjusted EBITDA1 of $34.7 million, or $0.69 per diluted share, in the prior-year quarter. Prior-year Adjusted EBITDA1 included the impact of recognizing $25.9 million of deferred China revenue. Excluding that impact, prior-year Adjusted EBITDA1 would have been $8.9 million, or $0.18 per diluted share.

Cash, cash equivalents, and investments available for sale as of October 2, 2026, totaled $206.4 million, compared to $181.5 million at the end of the second quarter of 2026. The Company has no outstanding debt. In September 2026, the Board authorized a share

Exhibit 99.1

repurchase program under which the Company may repurchase up to $50 million of its outstanding common stock.

Earnings Conference Call and Webcast

The Company will host an earnings conference call and webcast today, Wednesday, November 4, 2026, at 5:30 PM Eastern / 2:30 PM Pacific to discuss its financial results and operational progress. To access the webcast, please use the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=IDONdcqb

In addition to live questions, participants may submit questions by email to ir@staar.com.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables include certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA per diluted share and constant currency measures, free cash flow and net income (loss) and related per-share amounts excluding the impact of the China deferred revenue. Management uses these non-GAAP financial measures in its evaluation of Company operating performance and believes investors will find them useful in evaluating the Company’s operating performance, including cash flow generation, and in analyzing period-to-period financial performance of core business operations and underlying business trends. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating Adjusted EBITDA and Adjusted EBITDA per diluted share, the Company further adjusts for stock-based compensation expense, restructuring, impairment and related charges, and commencing with the first quarter ended March 28, 2025, merger transaction and related costs. As stock-based compensation is a non-cash expense that can vary significantly based on the timing, size, and nature of awards granted, the Company believes that the exclusion of stock-based compensation expense can assist investors in comparisons of Company operating results with other peer companies because (i) the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including inducement grants in connection with hiring. Additionally, the Company

Exhibit 99.1

believes that excluding stock-based compensation from Adjusted EBITDA and Adjusted EBITDA per diluted share assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future. The Company believes that restructuring, impairment and related charges are not indicative of the underlying operating expense profile for the Company. These charges, which include costs related to severance, reduction in force and consulting expenses, impairment expenses on leasehold improvements and machinery and equipment, impairment on real property right-of-use assets, and impairment of internally developed software, are anticipated to be completed within a finite period of time and can vary significantly in any specific period. The Company believes that excluding restructuring, impairment and related charges from Adjusted EBITDA allows investors to analyze period-to-period financial performance of its core business operations more consistently and better assess the Company’s current and future continuing operations. Similarly, the Company believes that merger transaction and related costs are not indicative of the underlying operating expense profile for the Company and that excluding such costs from Adjusted EBITDA allows investors to more consistently analyze period-to-period financial performance of its core business.

To supplement our consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we evaluate our liquidity using Free Cash Flow, which is a non-GAAP financial measure. We define Free Cash Flow as net cash provided by operating activities, as reported on our consolidated statements of cash flows, less purchases of property, plant, and equipment (capital expenditures).

Management believes that Free Cash Flow provides useful information to investors and analysts because it reflects the cash generated by our ongoing core operations that is available to pursue strategic business opportunities, invest in research and development, make acquisitions, repay outstanding debt obligations, pay dividends, and repurchase common stock. In addition, Free Cash Flow is one of the primary financial metrics utilized by our management team and Board of Directors to evaluate liquidity, assess operating performance, and allocate capital resources across our operating segments.

Free Cash Flow has inherent limitations and should be considered in addition to, and not as an alternative or substitute for, net cash provided by operating activities or any other measure of liquidity or operating performance determined in accordance with GAAP.

Exhibit 99.1

Notably, Free Cash Flow does not represent the residual cash flow available exclusively for discretionary expenditures, as it does not incorporate mandatory non-discretionary obligations such as principal debt repayments, lease obligations, taxes, working capital requirements, and other contractual commitments. Furthermore, our definition of Free Cash Flow may differ from similarly titled metrics utilized by other companies, thereby limiting its comparability.

The Company also presents third-quarter 2025 net income (loss) and related per-share amounts excluding the impact of the $25.9 million of China deferred sales recognized during that quarter. The adjustment removes the revenue recognized and its related income tax effect. Management believes these supplemental measures help investors evaluate period-to-period operating performance by separately identifying the impact of this prior-year revenue recognition. These measures are not substitutes for GAAP net income (loss) or GAAP earnings (loss) per share.

The Company also presents certain financial information on a constant currency basis, which is intended to exclude the effects of foreign currency fluctuations. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the “constant currency” rate to sales or expenses in the current period as well.

In the tables provided below, the Company has included a reconciliation of Adjusted EBITDA and Adjusted EBITDA per diluted share to net income (loss) and net income (loss) per diluted share, the most directly comparable GAAP financial measure, as well as supplemental financial information with net sales expressed in constant currency.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for over 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICLs are clinically proven to deliver safe long-term vision correction without removing corneal tissue or the eye's natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure.

Exhibit 99.1

STAAR has sold more than 4 million ICLs in over 85 countries. Headquartered in Lake Forest, California, the Company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.discovericl.com. To learn more about STAAR, visit www.staar.com.

Disclaimer

We intend to use our website as a means of disclosing material non-public information about the Company and for complying with Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections at investors.staar.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the Email Alerts section at investors.staar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in this press release that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: our ability to grow and generate profit; our reliance on independent distributors in international markets; a slowdown or disruption to the Chinese economy; global economic and geopolitical conditions; disruptions in our supply chain; fluctuations in foreign currency exchange rates; international trade disputes (including involving tariffs) and substantial dependence on demand from Asia; changes in effective tax rate or tax laws; any loss of use of our principal manufacturing facility; competition; potential losses due to product liability claims; our exposure to environmental liability; data corruption, cyber-based attacks or network security breaches and/or noncompliance with data protection and privacy regulations; acquisitions of new technologies; climate changes; the willingness of surgeons and patients to adopt a new or improved product and procedure; extensive clinical trials and resources devoted to research and development; compliance with government regulations; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; laws pertaining to healthcare fraud and abuse; changes in FDA or international regulations related to

Exhibit 99.1

product approval; product recalls or failures; and other important factors set forth in the Company’s Annual Report on Form 10-K for the year ended January 2, 2026 under the caption “Risk Factors,” which is filed with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Information” section of the Company’s website under the heading “SEC Filings,” as any such factors may be updated from time to time in the Company’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor/Media Contact:

ir@staar.com

Connie Johnson

(626) 303-7902 (ext. 2207)

cjohnson@staar.com

[1] Adjusted EBITDA and Adjusted EBITDA per diluted share are non-GAAP financial measures. For further information on non-GAAP financial measures, please refer to the “Use of Non-GAAP Financial Measures” section of this press release. Please also refer to the tables at the end of this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure.

[2] Source: ClinicalTrials.gov, Study of a Phakic Implantable Collamer Lens (ICL); Study of an Implantable Collamer Lens (ICL)

Exhibit 99.1

Consolidated Balance Sheets
(in 000's)
Unaudited

ASSETS	October 2, 2026	January 2, 2026
Current assets:
Cash and cash equivalents	$133,610	$153,150
Investments available for sale	72,804	34,386
Accounts receivable trade, net	86,528	50,064
Inventories, net	45,017	55,496
Prepayments, deposits, and other current assets	15,471	18,449
Total current assets	353,430	311,545
Property, plant, and equipment, net	68,525	73,323
Operating lease right-of-use assets, net	26,163	29,609
Cloud-based software	33,063	30,700
Goodwill	1,786	1,786
Deferred income taxes	1,030	3,365
Other assets	1,159	1,350
Total assets	$485,156	$451,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,249	$11,574
Obligations under operating leases	5,943	5,872
Allowance for sales returns	10,223	10,199
Other current liabilities	45,126	40,859
Total current liabilities	75,541	68,504
Obligations under operating leases	27,701	32,481
Asset retirement obligations	45	45
Deferred rent	89	89
Pension liability	5,651	6,375
Total liabilities	109,027	107,494

Stockholders' equity:
Common stock	506	498
Additional paid-in capital	517,381	504,682
Treasury Stock	(6,461)	(6,461)
Accumulated other comprehensive loss	(6,112)	(6,511)
Accumulated deficit	(129,185)	(148,024)
Total stockholders' equity	376,129	344,184
Total liabilities and stockholders' equity	$485,156	$451,678

Exhibit 99.1

Consolidated Statements of Operations
(in 000's except for per share data)
Unaudited

	Three Months Ended						Nine Months Ended
	% of Sales	October 2, 2026	% of Sales	September 26, 2025	Fav (Unfav) Amount	%	% of Sales	October 2, 2026	% of Sales	September 26, 2025	Fav (Unfav) Amount	%
Net sales	100.0%	$83,411	100.0%	$94,732	$(11,321)	(12.0)%	100.0%	$270,468	100.0%	$181,641	$88,827	48.9%

Cost of sales	29.1%	24,276	17.8%	16,857	(7,419)	(44.0)%	26.9%	72,747	23.7%	42,962	(29,785)	(69.3)%

Gross profit	70.9%	59,135	82.2%	77,875	(18,740)	(24.1)%	73.1%	197,721	76.3%	138,679	59,042	42.6%

Selling, general and administrative expenses:
General and administrative	22.7%	18,899	21.9%	20,763	1,864	9.0%	21.7%	58,660	36.4%	66,190	7,530	11.4%
Selling and marketing	29.2%	24,316	24.8%	23,461	(855)	(3.6)%	28.0%	75,769	42.2%	76,689	920	1.2%
Research and development	12.5%	10,461	9.7%	9,209	(1,252)	(13.6)%	11.2%	30,329	17.0%	30,811	482	1.6%
Total selling, general, and administrative expenses	64.4%	53,676	56.4%	53,433	(243)	(0.5)%	60.9%	164,758	95.6%	173,690	8,932	5.1%
Merger transaction and related costs	0.0%	-	6.3%	5,926	5,926	100.0%	2.5%	6,743	3.3%	5,926	(817)	(13.8)%
Restructuring, impairment and related charges	0.0%	-	0.0%	26	26	100.0%	1.0%	2,681	15.3%	27,938	25,257	90.4%
Total operating expenses	64.4%	53,676	62.7%	59,385	5,709	9.6%	64.4%	174,182	114.2%	207,554	33,372	16.1%

Operating income (loss)	6.5%	5,459	19.5%	18,490	(13,031)	(70.5)%	8.7%	23,539	(37.9)%	(68,875)	92,414	134.2%

Other income (expense):
Interest income, net	1.4%	1,175	0.8%	790	385	48.7%	1.1%	3,021	1.9%	3,522	(501)	(14.2)%
Gain (loss) on foreign currency transactions	(0.1)%	(42)	(0.9)%	(843)	801	95.0%	(0.6)%	(1,563)	1.7%	3,138	(4,701)	(149.8)%
Other income, net	0.5%	388	0.4%	353	35	9.9%	0.5%	1,225	0.4%	604	621	102.8%
Total other income, net	1.8%	1,521	0.3%	300	1,221	407.0%	1.0%	2,683	4.0%	7,264	(4,581)	(63.1)%

Income (loss) before provision for income taxes	8.3%	6,980	19.8%	18,790	(11,810)	(62.9)%	9.7%	26,222	(33.9)%	(61,611)	87,833	142.6%

Provision for income taxes	1.7%	1,405	10.5%	9,906	8,501	85.8%	2.7%	7,383	0.3%	528	(6,855)	(1298.3)%

Net income (loss)	6.6%	5,575	9.3%	8,884	(3,309)	(37.2)%	7.0%	18,839	(34.2)%	(62,139)	80,978	130.3%

Net income (loss) per share - basic		0.11		0.18				0.37		(1.26)
Net income (loss) per share - diluted		0.11		0.18				0.37		(1.26)

Weighted average shares outstanding - basic		50,542		49,633				50,257		49,499
Weighted average shares outstanding - diluted		51,449		50,549				51,402		49,499

Exhibit 99.1

Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Three Months Ended		Nine Months Ended
	October 2, 2026	September 26, 2025	October 2, 2026	September 26, 2025
Cash flows from operating activities:
Net income (loss)	$5,575	$8,884	$18,839	$(62,139)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	2,434	2,000	6,931	6,312
Amortization of capitalized cloud-based software	948	104	2,001	304
Non-cash operating lease expense	918	799	2,691	2,665
Impairment of fixed assets and operating leases	-	-	-	14,593
Accretion/Amortization of investments available for sale	(247)	84	(502)	(55)
Deferred income taxes	(700)	9,906	2,434	(718)
Change in net pension liability	657	45	704	43
Stock-based compensation expense	5,517	8,158	16,900	21,975
Loss on disposal of property and equipment	-	23	1	23
Provision for sales returns and bad debts	(6,029)	2,793	665	975
Inventory provision	2,717	762	4,493	3,261
Changes in working capital:
Accounts receivable	12,097	(25,855)	(37,133)	18,004
Inventories	(586)	(1,244)	6,254	(12,449)
Prepayments, deposits and other assets	(3,174)	414	2,269	1,051
Cloud-based software	683	(3,963)	(4,363)	(11,064)
Accounts payable	677	(2,487)	2,414	(7,911)
Other current and long-term liabilities	5,828	2,244	712	(5,186)
Net cash provided by (used in) operating activities	27,315	2,667	25,310	(30,316)

Cash flows from investing activities:
Acquisition of property and equipment	(935)	(883)	(1,872)	(4,143)
Purchase of investments available for sale	(49,200)	(11,773)	(81,947)	(26,464)
Proceeds from sale or maturity of investments available for sale	9,467	17,939	43,932	96,361
Net provided by (used in) investing activities	(40,668)	5,283	(39,887)	65,754

Cash flows from financing activities:
Repayment of finance lease obligations	-	-	-	(42)
Repurchase of common stock	-	(1,982)	-	(6,461)
Repurchase of employee common stock for taxes withheld	(1,323)	-	(5,931)	(1,356)
Proceeds from vested restricted stock and exercise of stock options	4	2,965	1,417	3,354
Net cash provided by (used) in financing activities	(1,319)	983	(4,514)	(4,505)

Effect of exchange rate changes on cash and cash equivalents	(297)	91	(449)	1,063

Increase (decrease) in cash and cash equivalents	(14,969)	9,024	(19,540)	31,996
Cash and cash equivalents, at beginning of the period	148,579	167,131	153,150	144,159
Cash and cash equivalents, at end of the period	$133,610	$176,155	$133,610	$176,155

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measure
Reconciliation of Free Cash Flow
(in 000's)
Unaudited

	Three Months Ended		Nine Months Ended
	October 2, 2026	September 26, 2025	October 2, 2026	September 26, 2025

Net cash provided by (used in) operating activities	$27,315	$2,667	$25,310	$(30,316)
Less acquisition of property and equipment	(935)	(883)	(1,872)	(4,143)
Free cash flow	$26,380	$1,784	$23,438	$(34,459)

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measure
Net Income to Adjusted EBITDA
(in 000's except for per share data)
Unaudited

	2023	Q1-24	Q2-24	Q3-24	Q4-24(5)	2024(5)	Q1-25	Q2-25(5)	Q3-25(5)	Q4-25	2025(5)	Q1-26	Q2-26	Q3-26
Net income (loss) - (as reported)	$21,347	$(3,339)	$7,379	$9,980	$(34,228)	$(20,208)	$(54,211)	$(16,812)	$8,884	$(18,309)	$(80,448)	$5,206	$8,058	$5,575
Provision (benefit) for income taxes	12,349	1,128	2,955	3,179	3,894	11,156	(275)	(9,103)	9,906	(2,343)	(1,815)	3,012	2,966	1,405
Other (income) expense, net	(5,599)	(70)	1,564	(7,477)	2,424	(3,559)	(2,915)	(4,049)	(300)	(2,186)	(9,450)	(239)	(923)	(1,521)
Depreciation	5,111	1,237	1,522	1,757	2,375	6,891	2,337	1,975	2,000	2,007	8,319	2,107	2,390	2,434
(Gain) loss on disposal of property plant and equipment(2)	73	-	26	1,642	26	1,694	-	-	23	51	74	-	1	-
Amortization of capitalized cloud-based software	-	-	-	-	-	-	53	147	104	105	409	104	949	948
Restructuring, impairment and related charges(3)	-	-	-	-	-	-	22,664	5,248	26	694	28,632	2,681	-	-
Merger transaction and related costs(4)	-	-	-	-	-	-	-	-	5,926	11,209	17,135	6,743	-	-
Amortization of intangible assets	13	-	-	-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	23,516	6,339	9,042	7,160	4,669	27,210	6,015	7,802	8,158	8,613	30,588	4,823	6,560	5,517
Adjusted EBITDA	$56,810	$5,295	$22,488	$16,241	$(20,840)	$23,184	$(26,332)	$(14,792)	$34,727	$(159)	$(6,556)	$24,437	$20,001	$14,358
Net income (loss) as a % of Sales	6.7%	(4.3)%	7.4%	11.3%	(69.9)%	(6.6)%	(127.3)%	(38.0)%	9.3%	(31.6)%	(33.6)%	5.6%	8.6%	6.6%
Adjusted EBITDA as a % of Sales	17.6%	6.8%	22.7%	18.3%	(42.6)%	7.4%	(61.8)%	(33.4)%	36.7%	(0.3)%	(2.7)%	26.1%	21.4%	17.2%

Net income (loss) per share, diluted - (as reported)	$0.43	$(0.07)	$0.15	$0.20	$(0.69)	$(0.41)	$(1.10)	$(0.34)	$0.18	$(0.37)	$(1.62)	$0.10	$0.16	$0.11
Provision (benefit) for income taxes	0.25	0.02	0.06	0.06	0.08	0.22	(0.01)	(0.18)	0.20	(0.05)	(0.04)	0.06	0.06	0.03
Other (income) expense, net	(0.11)	-	0.03	(0.15)	0.05	(0.07)	(0.06)	(0.08)	(0.01)	(0.04)	(0.19)	-	(0.02)	(0.03)
Depreciation	0.10	0.03	0.03	0.04	0.05	0.14	0.05	0.04	0.04	0.04	0.17	0.04	0.05	0.05
(Gain) loss on disposal of property plant and equipment	-	-	-	0.03	-	0.03	-	-	-	-	-	-	-	-
Amortization of capitalized cloud-based software	-	-	-	-	-	-	-	-	-	-	0.01	-	0.02	0.02
Restructuring, impairment and related charges	-	-	-	-	-	-	0.46	0.11	-	0.01	0.58	0.05	-	-
Merger transaction and related costs	-	-	-	-	-	-	-	-	0.12	0.23	0.35	0.13	-	-
Amortization of intangible assets	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	0.48	0.13	0.18	0.14	0.09	0.55	0.12	0.16	0.16	0.17	0.62	0.09	0.13	0.11
Adjusted EBITDA per share, diluted(1)	$1.15	$0.11	$0.45	$0.33	$(0.42)	$0.47	$(0.53)	$(0.30)	$0.69	$-	$(0.13)	$0.48	$0.39	$0.28

Weighted average shares outstanding - Diluted	49,427	48,907	49,811	49,731	49,266	49,597	49,344	49,520	50,549	49,758	49,568	50,900	51,501	51,449

(1) Adjusted EBITDA per diluted share may not add due to rounding.
(2) The Q3-2024 non cash write-off of $1.6M was related to the former EVO Experience Center.
(3) This was related to severance, consulting expenses and impairment on operating leases, machinery and equipment, leasehold improvements and internally developed software.
(4) These are costs related to the merger with Alcon, which was terminated on January 6, 2026.

(5) As previously disclosed, in December 2024 the Company shipped $27.5 million of ICLs to one of its distributors in China (the “December China Shipment”). The December China Shipment was subject to extended payment terms and was paid in full during Q3 FY25 pursuant to such payment terms. Cost of sales for the December China Shipment of $3.9 million was recognized upon shipment in Q4 FY24. Net sales for the December China
   Shipment were recognized as payments were received, with $1.6 million and $25.9 million of net sales recognized in Q2 FY25 and Q3 FY25, respectively, at 100% gross margin. If the cost of sales was recognized during the same period as the corresponding net sales, cost of sales related to the December China Shipment would have been $0.2 million and $3.7 million in Q2 FY25 and Q3 FY25, respectively.

Exhibit 99.1

Sales by Geography
(in 000's)
Unaudited
	Fiscal Year			Three Months Ended
Sales by Region	2023	2024	2025	September 26, 2025	January 2, 2026	April 3, 2026	July 3, 2026	October 2, 2026

Americas(1)	$22,315	$25,229	$28,788	$7,211	$7,531	$8,493	$8,196	$8,244

EMEA(2)	40,063	43,511	44,733	10,364	9,823	12,731	11,351	13,619

APAC(3)	260,037	245,161	165,921	77,157	40,447	72,298	73,988	61,548

Global Sales	$322,415	$313,901	$239,442	$94,732	$57,801	$93,522	$93,535	$83,411

Global Sales Growth	13%	(3)%	(24)%	7%	18%	120%	111%	(12)%

Americas Sales Growth	13%	13%	14%	20%	18%	26%	12%	14%

EMEA Sales Growth	(2)%	9%	3%	8%	(20)%	(3)%	(1)%	31%

APAC Sales Growth	16%	(6)%	(32)%	6%	34%	218%	189%	(20)%

Global ICL Unit Growth	19%	(6)%	(27)%	9%	15%	134%	132%	(32)%

	Fiscal Year			Three Months Ended
Sales by Country(4)	2023	2024	2025	September 26, 2025	January 2, 2026	April 3, 2026	July 3, 2026	October 2, 2026

China	$184,569	$162,287	$77,781	$55,833	$17,526	$47,442	$52,342	$39,300
Growth	25%	(12)%	(52)%	6%	124%	(5510)%	888%	(30)%

Japan	$38,468	$41,841	$45,265	$11,226	$11,729	$12,266	$11,140	$10,376
Growth	(11)%	9%	8%	7%	7%	8%	2%	(8)%

South Korea	$19,880	$21,636	$23,380	$5,491	$6,074	$7,975	$4,297	$5,174
Growth	11%	9%	8%	8%	3%	6%	0%	(6)%

United States	$17,221	$19,896	$22,558	$5,632	$5,832	$6,667	$6,055	$6,462
Growth	17%	16%	13%	20%	19%	22%	7%	15%

Global Sales Ex China	$137,846	$151,614	$161,661	$38,899	$40,275	$46,080	$41,193	$44,111
Growth	1%	10%	7%	8%	(2)%	6%	6%	13%

Notes:
(1) Americas includes the United States, Canada and Latin American countries.
(2) EMEA includes Spain, Germany, United Kingdom, European, Middle East and Africa Distributors.
(3) APAC includes China, Japan, South Korea, India and the rest of Asia Pacific distributors.
(4) Sales by country includes countries representing more than 5% of total sales in the most recently completed fiscal year.

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended October 2, 2026					Actual Three Months Ended September 26, 2025	As Reported		Constant Currency
	Actual	Effect of JPY	Effect of Euro	Effect of Other Currencies	Constant Currency		$ Change	% Change	$ Change	% Change
Total Sales	$83,411	$805	$164	$9	$84,389	$94,732	$(11,321)	(12.0)%	$(10,343)	(10.9)%

	Nine Months Ended October 2, 2026					Actual Nine Months Ended September 26, 2025	As Reported		Constant Currency
	Actual	Effect of JPY	Effect of Euro	Effect of Other Currencies	Constant Currency		$ Change	% Change	$ Change	% Change
Total Sales	$270,468	$2,247	$(1,577)	$(93)	$271,045	$181,641	$88,827	48.9%	$89,404	49.2%